                                  Exhibit 99.1


Walter Shephard
Vice President, Finance, Chief Financial Officer, and Treasurer
VOICE:  860-704-3955
iinquire@zygo.com


                                                           For Immediate Release

         ZYGO ANNOUNCES FISCAL 2004 FOURTH QUARTER AND YEAR END RESULTS

MIDDLEFIELD, CONNECTICUT (AUGUST 25, 2004).....Zygo Corporation (NASDAQ: ZIGO)
The Company recorded earnings from continuing operations of $3.0 million, or $0.17 per diluted share, for the fourth quarter of fiscal 2004, as compared with earnings from continuing operations of $1.3 million, or $0.07 per diluted share, for the fourth quarter of fiscal 2003. For the twelve months of fiscal 2004, the Company recorded earnings from continuing operations of $4.2 million, or $0.23 per diluted share, as compared with earnings from continuing operations of $1.6 million, or $0.09 per diluted share, for the twelve months of fiscal 2003.

Net sales for the fourth quarter of fiscal 2004 increased 35% to $36.3 million as compared with the prior year quarter. Net sales for fiscal 2004 increased 14% to $116.6 million as compared with the prior year. Backlog at June 30, 2004 totaled $54.8 million, an increase of $5.8 million, or 12%, from $49.0 million at March 26, 2004 and increased $17.6 million, or 47%, from $37.2 million at June 30, 2003. Orders for the fourth quarter of fiscal 2004 totaled $42.1 million.

The Company recorded a net loss of $1.9 million, or $0.10 per diluted share, for the fourth quarter of fiscal 2004, which included a loss from discontinued operations of $4.9 million, or $0.27 per diluted share. This compares with net earnings of $0.7 million, or $0.04 per diluted share, for the fourth quarter of fiscal 2003, which included a loss from discontinued operations of $0.6 million, or $0.03 per diluted share. For the twelve months of fiscal 2004, the Company recorded a net loss of $3.4 million, or $0.19 per diluted share, as compared with a net loss of $10.6 million, or $0.60 per diluted share, for the twelve months of fiscal 2003. The net loss for the fiscal years 2004 and 2003 included the loss from discontinued operations of $7.6 million, or $0.42 per diluted share, and $12.2 million, or $0.69 per diluted share, respectively.

Management's View

"We are pleased with both the financial results for the quarter and the acceptance of our metrology solutions for the flat panel display market," noted Bruce Robinson, president and chief executive officer. "Backlog has climbed to its highest level since fiscal 2001, with gross margin up ten points over last quarter. Bookings for the display market were up 164% over last quarter and reflect the acceptance of the ZYGO metrology for yield management at the final step in the process." Robinson noted that there had been a writedown of the former telecom facility in Westborough, Massachusetts, in the quarter. "Our writedown of this asset and its planned subsequent disposal are in line with our strategy to concentrate on the semiconductor markets as they relate to display and chip manufacturing."

Highlights for the Fourth Quarter:

o ZYGO booked orders of $10.4 million in display-related products, versus $3.9 million in the third quarter.

o    Gross margin at 43% was the highest it has been since fiscal 2001.

o The Company reported a 28% increase in revenue over the third quarter of fiscal 2004, and a year-over-year increase of 14%.

o ZYGO further strengthened the Board with the addition of Dr. Youssef El-Mansy. Dr. El-Mansy was head of Intel's Logic Technology Development Group with responsibilities for process technology research and development, a microprocessor design center, and two of the company's advanced wafer manufacturing facilities.

ZYGO's teleconference to discuss the results of the fourth quarter of fiscal 2004 will be held at 6 PM Eastern Standard Time on August 25, 2004 and can be accessed by dialing 800-731-1418. This call is web cast live on ZYGO's web site at www.zygo.com. The call may also be accessed for 30 days following the teleconference.

Zygo Corporation (NASDAQ: ZIGO), headquartered in Middlefield, Connecticut, is a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, serving customers in the semiconductor capital equipment and industrial industries. See ZYGO's web site at www.zygo.com for additional information.

All statements other than statements of historical fact included in this news release regarding our financial position, business strategy, plans, anticipated growth rates, and objectives of management of the Company for future operations are forward-looking statements. Forward-looking statements are intended to provide management's current expectations or plans for the future operating and financial performance of the Company based upon information currently available and assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as "anticipate," "believe," "estimate," "expect," "intend," "plans," "strategy," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors. Among the important factors that could cause actual events to differ materially from those in the forward-looking statements are fluctuations in capital spending in the semiconductor industry, fluctuations in net sales to our major customer, manufacturing and supplier risks, dependence on new product development, rapid technological and market change, international operations, dependence on proprietary technology and key personnel, length of the sales cycle, environmental regulations, and changes in expected costs of discontinued operations. Further information on potential factors that could affect Zygo Corporation's business is described in our reports on file with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended
June 30, 2003.

                        Zygo Corporation and Subsidiaries
                 Condensed Consolidated Statements of Operations
                                   (Unaudited)


(Thousands, except per share amounts)                           Three Months Ended          Twelve Months Ended
                                                              ----------------------      ----------------------
                                                              June 30,       June 30,     June 30,      June 30,
                                                                2004           2003         2004          2003
                                                              --------      --------      --------      --------
Net sales                                                     $ 36,308      $ 26,848      $116,642      $102,577
Cost of goods sold                                              20,809        17,266        73,577        67,132
                                                              --------      --------      --------      --------
             Gross profit                                       15,499         9,582        43,065        35,445

Selling, general, and administrative expenses                    7,793         4,202        24,595        20,776
Research, development, and engineering expenses                  3,667         3,963        13,011        12,659
                                                              --------      --------      --------      --------
             Operating profit                                    4,039         1,417         5,459         2,010

Other income, net                                                  113           213           964           650
                                                              --------      --------      --------      --------
             Earnings from continuing operations
                before income taxes and minority interest        4,152         1,630         6,423         2,660

Income tax expense                                              (1,000)         (242)       (1,863)         (626)
Minority interest, net of tax                                     (137)         (135)         (312)         (459)
                                                              --------      --------      --------      --------
             Earnings from continuing operations                 3,015         1,253         4,248         1,575
                                                              --------      --------      --------      --------

Discontinued TeraOptix operations, net of tax                      (42)          (11)       (1,263)       (2,493)
Charges and adjustments on the disposal of
    TeraOptix, net of tax                                       (4,872)         (573)       (6,392)       (9,652)
                                                              --------      --------      --------      --------
             Loss from discontinued operations                  (4,914)         (584)       (7,655)      (12,145)
                                                              --------      --------      --------      --------
Net earnings (loss)                                           $ (1,899)     $    669      $ (3,407)     $(10,570)
                                                              ========      ========      ========      ========

Basic - Earnings (loss) per share:
             Continuing operations                            $   0.17      $   0.07      $   0.24      $   0.09
             Discontinued operations                          $  (0.28)     $  (0.03)     $  (0.43)     $  (0.69)
                                                              --------      --------      --------      --------
             Net earnings (loss)                              $  (0.11)     $   0.04      $  (0.19)     $  (0.60)
                                                              ========      ========      ========      ========
Diluted - Earnings (loss) per share:
             Continuing operations                            $   0.17      $   0.07      $   0.23      $   0.09
             Discontinued operations                          $  (0.27)     $  (0.03)     $  (0.42)     $  (0.69)
                                                              --------      --------      --------      --------
             Net earnings (loss)                              $  (0.10)     $   0.04      $  (0.19)     $  (0.60)
                                                              ========      ========      ========      ========

Weighted average number of shares:
             Basic shares                                       17,877        17,574        17,802        17,539
                                                              ========      ========      ========      ========
             Diluted shares                                     18,187        17,758        18,221        17,696
                                                              ========      ========      ========      ========

                        Zygo Corporation and Subsidiaries
                      Condensed Consolidated Balance Sheets
                                  (Unaudited)


(Thousands of dollars)                                June 30, 2004    June 30, 2003
                                                      -------------    -------------
Assets
Current assets:
         Cash and cash equivalents                         $ 17,462        $ 31,209
         Marketable securities                                8,428          14,929
         Receivables, net                                    26,338          12,868
         Inventories                                         21,547          18,444
         Prepaid expenses                                     1,915           1,791
         Deferred income taxes                                3,999           5,179
         Assets from discontinued unit held for sale          2,012          11,899
                                                           --------        --------
              Total current assets                           81,701          96,319

Marketable securities                                         8,503           6,712
Property, plant, and equipment, net                          27,433          26,648
Deferred income taxes                                        31,738          26,364
Intangible assets, net                                        4,999           4,464
Other assets                                                  1,078             561
                                                           --------        --------
Total assets                                               $155,452        $161,068
                                                           ========        ========


Liabilities and Stockholders' Equity
Current liabilities:
         Current portion of long-term debt                 $      -        $ 11,374
         Payables                                            10,384           5,254
         Accrued expenses and progress payments              10,798          11,060
         Income taxes payable                                 2,038           1,750
                                                           --------        --------
              Total current liabilities                      23,220          29,438

Other long-term liabilities                                     350             609
Minority interest                                             1,238           1,161
Stockholders' equity                                        130,644         129,860
                                                           --------        --------
Total liabilities and stockholders' equity                 $155,452        $161,068
                                                           ========        ========